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                                EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT dated as of March ___, 1996, by and between Medical Resource Companies of America, a Nevada corporation (the "Company"), and Paul Dendy ("Employee");

                                W I T N E S S E T H:

          WHEREAS, pursuant to the Stock Purchase Agreement dated January 26, 1996 by and between the Company, and Employee (the "Stock Purchase Agreement"), Employee has agreed, among other things, to sell to the Company all of his or her outstanding shares of capital stock of the Wedgwood Retirement Inns, Inc. ("Wedgwood");

          WHEREAS, Employee will be a highly valued employee of the Company whose qualifications are critical to the success of the Company and without whom the business of the Company would be irreparably harmed;

          WHEREAS, the Company desires to insure that the skills and experience of Employee will remain available to the Company and will not be used to compete against the Company;

          WHEREAS, without Employee's agreement to continue in the employ of the Company pursuant hereto, the Company would not have entered into the Stock Purchase Agreement or agreed to consummate the transactions contemplated thereby; and

          WHEREAS, the parties hereto wish to enter into an agreement providing for the continued employment of Employee by the Company;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties hereto agree as follows:

          1. Employment. The Company agrees to continue to employ Employee, and Employee agrees to continue to serve the Company, upon the terms and conditions hereinafter set forth.

          2. Duties. During the term of this Agreement, Employee agrees to devote his or her full business time and his or her best efforts to the affairs of the Company. Employee shall render such executive, administrative and other duties as are commensurate with his or her title and as may be requested from time to time by the Board of Directors of the Company or Employee's immediate supervisor. Employee will be based out of the Portland, Oregon/Vancouver, Washington area unless otherwise agreed by Employee. The Company will provide, at its expense,

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reasonably adequate office space, staff and equipment to support Employee's duties.

          3. Term. The term of Employee's employment hereunder shall commence upon the closing of the Stock Purchase Agreement, and shall end one (1) year thereafter, unless terminated prior thereto pursuant to Section 7 hereof. This Agreement shall be renewable for two(2) successive one (1) year periods as long as the parties hereto agree to the same for each period.

          4. Compensation and Benefits. In consideration of the services to be rendered by Employee during the Employment Period, Employee shall receive from the Company the following compensation:

          (a) Salary. Employee shall be compensated at an annual salary of $125,000 per year, payable in twenty four equal semi monthly installments. Salary amounts set forth above shall be reduced for income tax withholdings and other normal employee deductions relating thereto. Employee shall also be entitled to receive annual bonuses in accordance with the standard policy and procedures of the Company in effect from time to time with respect to employees at the executive level.

          (b) Insurance. The Company shall provide life, medical and disability insurance coverage to Employee comparable to the coverage provided to other executive employees of the Company.

          (c) Travel, Business and Entertainment Expenses. The Company shall reimburse Employee, upon presentation of proper vouchers, for the reasonable travel, entertainment and other business expenses incurred by him or her in the performance of his or her duties hereunder pursuant to the standard policy and procedures of the Company in effect from time to time with respect to employees at the executive level, unless adjusted by the written agreement of Employee and the Company.

          (d) Vacation & Sick Leave. Employee shall be entitled to paid vacation and sick leave each year in accordance with the standard policy and procedures of the Company in effect from time to time with respect to employees at the executive level. For 1996 the standard vacation policy and procedure is to allow ten (10) days per year with accrual of up to thirty (30) days for unused vacation. For 1996 the standard sick leave policy and procedure is to allow ten (10) days per year with accrual of up to thirty (30) days for unused sick leave.

          (e) Mileage & Automobile Allowance. The Company shall reimburse Employee, upon presentation of proper vouchers, on the mileage basis set by the Internal Revenue Service, for the reasonable travel, entertainment and other business mileage incurred by his in the performance of his

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duties hereunder, unless adjusted by the written agreement of Employee and the Company. If the Employee is involved in the operation and management of facilities, the Company shall continue to pay the Employee the automobile allowance paid to him which Employee had been receiving prior to the date of this Agreement, or an equivalent benefit, and Employee recognizes that such amount will be taxable income to him.

          (f) Stock Options. Employee shall be granted a qualified employee stock option pursuant to the Company's Stock Option Plan. The option shall cover 10,000 shares of the common stock of the Company, one third of which shall vest on each anniversary of this agreement, shall be granted as of the commencement date hereof, and shall have an exercise price equal to the closing sale price of the Company's Common Stock on the date hereof, as reported by the American Stock Exchange, and shall have a term of ten years (subject to earlier termination as provided in the option agreement) from the date of grant. Additional options will be granted on an annual basis at the discretion of the board of directors of the Company, or a committee of the board of directors of the Company. Such options shall continue to vest so long as Employee continues to be employed by the Company.

          5. Employee's Obligations. During the term of his or her employment hereunder, Employee shall faithfully, industriously and to the best of his or her ability, experience and talent, carry out his or her responsibilities and duties hereunder. Employee shall not during his or her employment hereunder engage, directly or indirectly, in any other material trade or business activity, whether or not such trade or business activity is pursued for gain, profit, or other advantage. Nothing in this Section 5 shall be construed to prohibit Employee from having business interests or investing his or her assets in such form or manner as he or she shall wish, so long as such investments or business interests do not materially impair Employee's ability to perform their obligations and duties to the Company, and so long as such business interests or investments do not give Employee the right or ability to control or influence the policy decisions of any business which is or might be in competition with any of the businesses of the Company or any of their affiliated companies or franchisees. Employee represents and warrants that he or she is in good health, and is not on the date of this Agreement a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict him or her from entering into this Agreement or undertaking or performing employment in accordance with this Agreement.

          6.  Agreement Not to Compete.

          (a) Employee covenants and agrees that, without the prior written consent of the Company or its successors,

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for a period commencing on the date hereof and ending three years hereafter, he or she shall not, directly or indirectly, individually or together or through any affiliate or other firm, person, corporation or entity, except as required in the performance of his or her duties as an employee or consultant of the Company, (1) engage in or acquire any interest in any business competitive with that conducted by the Company or any of their affiliates, franchises, successors or assigns which are engaged in the full service retirement center or assisted living business, including Alzheimer's care, (collectively, the "Purchaser Companies"), in any state or foreign country (except that he or she may acquire interests in companies whose shares are traded on a national exchange or the NASDAQ or OTC markets and in which Employee and his or her immediate relatives (consisting of siblings, parents, grandparents, children and grandchildren) and affiliates own no more than 1% of the outstanding shares), (2) approach, solicit, accept business from or otherwise engage in business in any way with, any person or entity which is, has been or becomes, a customer or client of the Purchaser Companies, or any affiliate of such a person or entity, (3) approach, counsel or attempt to induce any person who is then in the employ of any of the Purchaser Companies to leave the employ of the Purchaser Companies, or employ or attempt to employ any such person or any person who at any time during the preceding 24 months was in the employ of the Purchaser Companies, or (4) aid or counsel any other person, firm or corporation to do any of the above.
Notwithstanding this paragraph, Employee may engage in the full service retirement center or assisted living business, including Alzheimer's care, following termination of his or her employment by the Company in the Portland, Oregon metropolitan area (or the Dallas, Texas metropolitan area if Employee has relocated to the Dallas, Texas metropolitan area) which is greater than 5 miles from any facility operated or publicly announced by any of the Purchaser Companies and 25 miles for any area outside of the Portland, Oregon (or Dallas, Texas) metropolitan area.

          (b) Employee further agrees that he or she will not at any time from and after the date hereof (1) except during his or her engagement by the Company or its affiliates, indicate on any stationery, business card or advertising, solicitation or other business materials that he or she is or was formerly associated with the Company or any affiliate thereof (provided that any factual statement on resumes or other similar reference material of Employee shall not be deemed to violate this provision), or (2) disclose, furnish or make accessible to any person, or make use of, any confidential information obtained by him or her while he or she was in the employ of the Company or its affiliates as an employee or consultant, including, without limitation, information with respect to any designs, procedures, customers, clients, advertising, finances, financial condition, organization, personnel, business activities, budgets, plans, objectives or strategies which are proprietary to the Purchaser Companies', provided,

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however, that Employee may disclose such information as may be required by law in connection with any judicial or administrative proceeding or inquiry.

          (c) In view of the anticipated continuation of Employee's relationship with the customers and employees of the Purchaser Companies pursuant to this Agreement, and recognizing both the access to confidential financial and other information derived by Employee pursuant to his or her employment with the Company and the substantial sums to be paid to Employee pursuant to the terms of this Agreement, Employee expressly acknowledges that the agreement not to compete and related restrictive covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Purchaser Companies and that the enforcement of such agreement not to compete and related restrictive covenants would not prevent him or her from earning a livelihood. Employee further acknowledges (i) that it would be difficult to calculate damages to the Company from any breach by Employee of his or her obligations under this Section 6, (ii) that injury to the Company from any such breach would be irreparable and impossible to measure and (iii) that the remedy at law for any breach or threatened breach of this Section 6 would therefore be an inadequate remedy and, accordingly, that the Company shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive and other similar equitable remedies without proving or showing any actual damage sustained by the Company.

          (d) The provisions of this Section 6 shall survive the termination of Employee's employment for any reason whatsoever. In the event the provisions of this Section 6 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable law. The covenants contained in Section 6(a) shall be construed as a series of separate covenants, one for each month of the year and for each county and for each state of the United States encompassed by the covenants contained in Section 6(a). In the event that any one or more of such covenants shall for any reason be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not have any effect on any other such separate covenant, but such other covenants shall be construed as if the invalid or unenforceable covenant had never been contained in this Section 6(a).

          7.   Termination.

          (a) As a material inducement for the Company to enter into the Stock Purchase Agreement, Employee agrees to

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perform his or her duties hereunder during the period specified in Section 3.

          (b) The termination provisions of this paragraph are all-inclusive. This Agreement and the obligations of the Company and Employee hereunder shall terminate (except as to such obligations as are expressly stated to survive such termination) only in the following events: (i) upon Employee's death or upon written notice from the Company to Employee in the event of permanent disability, (ii) upon written notice from the Company to Employee in the event Employee is convicted of any criminal act that is a felony or involves moral turpitude, or (iii) upon written notice from the Company to Employee in the event Employee commits an act of gross negligence or gross misconduct in the performance of his or her duties or willfully violates any material provision of this Agreement, (iv) upon payment by the Company to the Employee of the salary for the remaining term of this Agreement or (v) upon the expiration of the term of employment set forth in Section 3.

          8.   Miscellaneous.

          (a) Notices. All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be sufficient if given by addressing the same to the other party as follows:

              If to Employee to:

              Paul Dendy
              816 N.E. Eighty-seventh Avenue
              Vancouver, Washington 98664

              If to the Company, to:

              Medical Resource Companies of America
              4265 Kellway Circle
              Addison, TX 75244
              Attn:  Mark E. Bennett

or to such other place as may be designated in writing by like notice. Any notice shall be deemed to have been given when personally delivered or five days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, when addressed as required herein.

          (b) Assignment. It is expressly intended that Section 6 of this Agreement shall inure to the benefit of, and be enforceable by, the "Purchaser Companies" as defined therein. This Agreement shall be binding upon and inure to the benefit of Employee, his or her heirs, distributees and assigns and the Company and its successors and assigns. Employee may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder.

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          (c) Entire Agreement.  This Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to that subject matter.

          (d) Amendment Waiver. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by the Company of any breach by Employee of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same time or any prior or subsequent time.

          (e) Severability. The provisions of this Agreement and the covenants herein contained shall be construed independently of each other, it being the express intent of the parties hereto that the obligations of, and restrictions on, the parties as provided herein shall be enforced and given effect to the fullest extent legally permissible.

          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

          (g) Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.


         (i) Attorney's fees. If any legal action is brought by either of the parties, the party in whose favor final judgment is entered shall be entitled to recover reasonable attorney's fees from the other party in addition to any other relief that may be awarded.

         (j) MRC Payroll, Inc. It is understood and agreed that the actual employer of the Employee will probably be MRC Payroll, Inc. ("Payroll") and that Payroll and the Company will be considered one and the same for purposes of this Agreement. Notwithstanding the foregoing, the Company agrees to perform or cause to be performed all of the obligations, duties, and covenants set forth in this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

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                              MEDICAL RESOURCE COMPANIES OF
                              AMERICA

                              By:___________________________
                                 James R. Gilley
                                 President

                             EMPLOYEE:

                              ______________________________
                              Paul Dendy


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                     AMENDMENT TO EMPLOYMENT AGREEMENT

    THIS AMENDMENT AGREEMENT, made and entered into this ___ day of _________, 1996, by and between Greenbriar Corporation, formerly Medical Resource Companies of America, a Nevada corporation (the "Company"), and Paul Dendy ("Employee").

                           W I T N E S S E T H:

    WHEREAS, the Company and Employee entered into an Employment Agreement dated as of March 15, 1996 (the "Agreement") and

    WHEREAS, the parties hereto are desirous of amending the Agreement.

    NOW THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    Section 3 is hereby amended by changing the term of the Agreement to end on March 15, 1999, unless terminated prior thereto pursuant to Section 7 of the Agreement.

    Section 4 (a) is hereby amended to provide for an annual salary review on March 15 of each year.

    All other terms and conditions of the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year above first written.

EMPLOYEE:                         GREENBRIAR CORPORATION

_________________________    _________________________
Paul Dendy                   Name:
                             Title: